SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                              Amendment No. 1

                                     to

                                  FORM N-8A

                              File No. 811-6189

                        NOTIFICATION OF REGISTRATION
                    FILED PURSUANT TO SECTION 8(a) OF THE
                       INVESTMENT COMPANY ACT OF 1940

                   The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provision of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

         Name: The BlackRock Strategic Term Trust Inc.

         Address of Principal Business Office (No. & Street, City, State, Zip Code):

            345 Park Avenue, 30th Floor, New York, New York 10154

         Telephone Number (including area code):  (212) 754-5560

         Name and address of agent for services of process:
         Ralph L. Schlosstein, 345 Park Avenue, 30th Floor, New
         York, New York  10154

         With copies of Notices and Communications to:

                             Richard T. Prins, Esq
                   Skadden, Arps, Slate, Meagher & Flom LLP
                               919 Third Avenue
                           New York, New York 10022

         Check Appropriate Box:

              Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company
              Act of 1940 concurrently with the filing of Form N-
              8A:

                   Yes          No   X   (not applicable)



                                 SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 20th of March, 1997.

          (SEAL)                   The BlackRock Strategic Term Trust Inc.

                                   By:  /s/ Henry Gabbay
                                        Henry Gabbay
                                        Treasurer

          Attest:   /s/ James Kong
                    James Kong
                    Asst. Treasurer